Bruckmann, Rosser, Sherrill L.P.


                                January 14, 1998


MQ Acquisition Corporation
126 East 56th Street
New York, NY  10022

Ladies and Gentlemen:

                  Reference is made to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 14, 1998, between MEDIQ Incorporated (the "Company") and MQ Acquisition Corporation ("Acquiror" or "you"), providing for the merger of Acquiror with and into the Company (as provided for in the Merger Agreement) (the "Merger").

                  We are pleased to advise you that Bruckmann, Rosser, Sherrill L.P. ("BRS LP") and related investors are committed to invest up to $98,600,000 in securities of the Acquiror which will be converted in the Merger into a combination of equity securities of the Company, as may be requested by Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS"), which investment is being made to permit Acquiror to consummate the Merger and the other transactions contemplated by the Merger Agreement, all as provided in the Merger Agreement. Our investment is conditioned on the fulfillment to BRS's satisfaction of all the conditions to Acquiror's obligations under the Merger Agreement.

                                            BRS PARTNERS L.P.

                                            By: BRSE ASSOCIATES, INC.,
                                                its General Partner


                                            By: /s/ Bruce Bruckmann
                                                ----------------------------
                                                Bruce Bruckmann
                                                Managing Director
Accepted and agreed this
14th day of January, 1998

MQ Acquisition Corporation


By: /s/ Bruce Bruckmann
   ---------------------------
   Bruce Bruckmann
   President